Exhibit 10.13
INDIVIDUAL ENTRUSTMENT LOAN AGREEMENT
(Summary Translation)

Important
Party A and Party B are requested to read this Agreement in full and with care, especially the provisions marked with ▲▲. Party C should be consulted promptly if any doubt arises.

Borrower (hereinafter referred to as “Party A”):	CNED Hengshui Zhongcheng Wanyuan Home Co., Ltd.
Legal representative (Person in charge):	Mo Tianquan
Legal address:	Room 1207, 1988 Yongxing West Road, Hengshui City
Mailing Address:	Room 1207, 1988 Yongxing West Road , Hengshui City

Document type:	Business License	ID Number: 131100000025280
Postal Code:	053000	Contact Tel:

Principal (hereinafter referred to as “Party B”):	SouFun Media Technology (Beijing) Co., Ltd.
Legal representative (Person in charge):	Mo Tianquan
Legal address:	Room 202, 2/F, South District Service Building 14
46 Zhongguancun South Street, Haidian District, Beijing
Mailing Address:	Room 202, 2/F, South District Service Building 14
46 Zhongguancun South Street, Haidian District, Beijing

Lender (namely the trustee, hereinafter referred to as “Party C”):
Bank of Communications Co., Ltd.
Beijing Gongzhufen Branch
Person in charge:	Hua Tianxue
Mailing Address:	A14 Fuxing Road, Haidian District, Beijing
Whereas Party B and Party C have entered into the General Entrusted Loan Agreement No. 1191815, pursuant to which, upon the application of Party A, Party B will agree and entrust Party C to extend the loan to Party A. This Agreement sets forth the rights and obligations of all Parties, following consultations among them.

Article 1	Details of the Loan

1.1	Loan amount:	RMB FIFTY MILLION ONLY.

1.2	Purpose of Loan:	Working capital

1.3	Tenure:	From 5 November 2009 to 5 May 2010.

Article 2	Interest Rate and Calculation and Payment of Interest
2.1     The interest rate applicable to this Agreement shall be RMB fixed interest rate at 10% per annum for the entire contract period of this Agreement.
2.2     Any monthly interest shall be calculated at the annual interest rate divided by 12; and any daily interest shall be calculated at the monthly interest rate divided by 30. Party A and Party B may, in compliance with laws and regulations as well as with the interest rate policy of the People’s Bank of China, adjust the interest rate upon mutual consent, and notify Party C in writing at least three (3) banking days in advance. Upon receiving a Notice of Interest Rate Adjustment for the Bank of Communication Entrusted Loan jointly issued by Party A and Party B, Party C shall apply the adjusted interest rate with effect from the date specified in such notice.
2.3     Formula for calculating the interest:
Interest = Interest rate stipulated in this Agreement × Loan amount × number of days of the Loan. The number of days of the Loan shall be calculated from the date the Loan is disbursed to the date of its maturity.
2.4     The interest on the Loan under this Agreement shall be due and settled on a quarterly basis, with Party C collecting payment of such interest on the 20th day of the last month of each quarter from Party A for the quarter. The principal and any unpaid interest shall be due and payable at maturity.

Article 3	Disbursement and Repayment of the Loan
3.1     Withdrawal of the Loan by Party A may be made to the extent that the relevant procedures have been completed at least three (3) banking days in advance.
3.2     Party C shall have the right to refuse the disbursement of any Loan proceeds until all of the following conditions are fulfilled:
          (1)     Party B’s balance in the entrusted fund deposit account at Party C shall not be less than the Loan amount;
          (2)     Party C has received Party B’s Bank of Communications Notice of Authorization for the Disbursement of Loan for the Entrusted Loan;
          (3)     The security contract under this Agreement (if any) shall have come into effect and remains effective. In the event of a mortgage contract and/or a pledge contract, the secured interest shall have been established and shall remain in force.
          3.3     The actual amount of Loan proceeds disbursed and the actual Loan disbursement date shall be as stated in the “Loan Certificate”.
          3.4     Party A shall make payments relating to the Loan promptly in accordance with the due date as provided in Article 1.3. Should the due date as stated in the “Loan Certificate” differ from that in this Agreement, the “Loan Certificate” shall prevail.
          3.5     Party A shall cause Party C to repay the principal and interest to Party B, and authorize Party C to deduct the corresponding amounts from its account with Party C for such repayments to Party B of principal and interest of the Loan.
          3.6     Party A may prepay a portion or all of the Loan prior to its maturity, with the written consent from Party B. Party C shall process the prepayment in accordance with the “Bank of Communications Notice of Advance Repayment for the Entrusted Loan” issued by Party B.

Article 4	Handling Fees for the Entrusted Loan
4.1     Party B shall pay the handling fees incurred for the entrustment of the Loan to Party C in accordance with the provisions of this Agreement. With the authorization from Party B, the handling fees for the entrustment of the Loan may be deducted by Party C from the interest payments to Party B or from the entrusted fund deposit account of Party B with Party C.

4.2     The fees for the entrustment of the Loan shall be collected at regular intervals. The fee collection period shall be the same as the interest settlement period for the Loan as provided in Article 2.4. The handling fees shall be collected at each interest payment date. The handling fees for the entrustment of the Loan shall be at a monthly rate of 0.07‰, with the daily rate equal to the monthly rate divided by 30.
Daily handling fee for the entrustment of the Loan = Loan balance of the day × daily fee rate. The handling fee for the entrustment of the Loan of each period shall be the sum of the daily handling fees for the entrustment of the Loan during that period.
The handling fee for the entrustment of the Loan for the final period shall be deducted and collected on the maturity day of the Loan.
4.3     In the event that the Loan is overdue, Party C shall continue to accrue and collect its handling fees for the entrustment of the Loan until Party A makes a full repayment of the Loan in accordance with the provisions of this Agreement.
The handling fees for the entrustment of the Loan shall be paid in full when full prepayment of the Loan is made. For a Loan that is prepaid, Party C shall not return the handling fees for the entrustment of such Loan already accrued and collected.

Article 5	Extension of Loan Term
Should Party A decide to apply for an extension of the term of the Loan, a Bank of Communications Application for the Extension of the Term of the Entrusted Loan shall be submitted by Party A to Party B within 15 days prior to the due date of the Loan. Party C shall proceed with the Loan term extension procedures in accordance with the Bank of Communications Application for the Extension of the Term of the Entrusted Loan as approved by Party B. Party B shall be solely liable for any loss incurred as a result of the extension of the term of the Loan.

Article 6	Party A’s Statement and Guarantee
6.1     Party A has been duly established, is legally existing in accordance with the applicable law, possesses all necessary legal capacity, and is able to take upon itself the performance of the obligations and civil duties as stipulated in this Agreement.
6.2     The execution and performance of this Agreement are based on the true intentions of Party A. All necessary consents, approvals and authorizations have been obtained, and no legal blemishes are present with respect to Party A.
6.3     All documentation, reports, materials and information that Party A has provided to Party B and Party C in the course of execution and performance of this Agreement are true, complete, accurate and valid. No information has been omitted from Party B and Party C that relates to Party A’s financial condition and Loan repayment ability.
6.3     At execution of this Agreement, Party A is neither a shareholder, nor an “actual controlling party”, as defined under the Company Law, of the guarantor and has no plans to become a shareholder or an actual controlling party of the guarantor.

Article 7	Party A’s Obligations
7.1     Party A shall repay the Loan principal and pay the interest thereon in accordance with the time and amount stipulated in this Agreement.
7.2     Party A shall not use the Loan under this Agreement for purposes other than as permitted hereunder.

7.3     Party A shall undertake to pay the costs incurred under this Agreement, including but not limited to, such items as notary fees, appraisal fees, assessment fees, and registration fees.
7.4     Party A shall adhere to the relevant business systems and operational practices of Party C as well as the Loan arrangement operations, including but not limited to, cooperating with Party B and Party C to monitor and inspect the usage of the Loan, and to promptly provide all financial reports, other materials and information requested by Party B and Party C, and to guarantee that all documents, materials and information are true, complete and accurate.
7.5     Should Party A encounter any of the events listed below, Party B and Party C shall be notified in writing, at least 30 days in advance. Party A shall not take any action prior to the full repayment of the Loan principal and interest or prior to providing a Loan repayment plan and guarantee approved by Party B:
(1)     Disposal of all or most of its assets or significant assets by means of sale, gift, leasing, transfer, mortgage, pledging or other methods;
(2)     Occurrence or likely occurrence of major changes to the corporate organization or property rights, including but not limited to, the implementation of contracting-out, leasing, joint venture, corporate restructuring, stock cooperative system reform, corporate sale, combination (merger), joint funding (cooperative), separation, the establishment of subsidiaries, equity transfer, and capital reduction.
7.6     Party A shall notify Party B and Party C in writing, within seven (7) days of the occurrence or likely occurrence of any of the events listed below:
(1)     Modifying its constitution, changing its business registration matters such as the name of the enterprise, the legal representative (person-in-charge), residence, mailing address or scope of operations, making such decisions that shall have a significant impact on its finances and personnel.
(2)     Party A or the guarantor plans to file for bankruptcy or where an application for bankruptcy may or already have been filed by creditors.
(3)     Involvement in material litigation, arbitration, administrative measures, or where property preservation or other mandatory measures have been undertaken as regards its main assets or collateral under this Agreement.
(4)     Provision of guarantees to third parties, resulting in a material adverse impact on its operational situation, financial situation or its ability to perform its obligations under this Agreement.
(5)     Signing of contracts which have a significant impact on its operational and financial situation;
(6)     Party A or the guarantor halts production, ceases business, dissolves, halts operations for consolidation purposes, has its business license revoked or suspended;
(7)     Party A, legal representative (person-in-charge) or key management personnel of Party A are involved in illegal activities or violate the applicable rules of the applicable stock exchanges;
(8)     Serious operational difficulties, deterioration of financial situation, or the occurrence of other events that negatively impact the operational or financial situation of Party A, or its repayment ability or economic situation.
(9)     Party A becomes or may become the guarantor’s shareholder or “actual controlling party” as defined in the Company Law prior to the full repayment of the Loan.

7.7     Should guarantees under this Agreement experience changes that would negatively impact liabilities of Party A, Party A shall promptly provide other guarantees approved by Party B in accordance with the request of Party B or Party C.
“Changes” in this provision refers to but is not limited to: guarantor consolidation, separation, halting of production, cessation of business, dissolution, suspension of business for consolidation purposes, suspension of business license, filing or being filed for bankruptcy; the guarantor’s operational or financial situation experienced material changes; the guarantor is involved in material litigation, arbitration, administrative measures, or where property preservation or other mandatory measures have been undertaken as regards its main assets; the loss or possible loss of value of the collateral or where mandatory measures such as property preservation have been taken as regards the collateral; the guarantor or its legal representative (person-in-charge) or key management personnel are involved in illegal activities or violate the applicable rules of the Exchange; where the guarantor is an individual, goes missing or is deceased (declared dead); the guarantor has breached the contract under the provisions of the security contract; the guarantor enters into a dispute with Party A; the guarantor requests the dissolution of the security contract; the security contract has yet to come into effect or is invalid or has been revoked; the secured interest has not been established or is invalid; or other such matters that affect the security of Party B’s creditor rights.

Article 8	Other Stipulated Matters
None.

Article 9	Loans Due in Advance
Should any of the events listed below occur, Party B or Party C has the right to withhold any Loan proceeds yet to be disbursed, and may declare unilaterally that the principal of the Loan proceeds already disbursed under this Agreement to be fully or partially due in advance, and demand that Party A repay the entire Loan principal and interest due. When Party B exercises the rights within this article, the matter shall be handled by Party C. Party C shall carry out the corresponding measures in accordance with the written notice from Party B:
(1)     Party A’s statements and guarantees under Article 6 are untrue;
(2)     Party A has violated the provisions of this Agreement;
(3)     On the actual occurrence of any event as stated in Article 7.6 which requires notification where Party B believes that the security of its creditor rights would be affected.

Article 10	Breach of Contract
10.1     Should Party A not repay the Loan principal or pay interest thereon in full as scheduled, or use the Loan for purposes other than those stipulated in this Agreement, Party C shall be entitled to and collect interest based on the interest rate for the overdue period or the penalty interest rate for the misappropriation of the Loan proceeds. The penalty interest rates for any overdue Loan shall be the interest rate stipulated in this Agreement increased by 50%, while the penalty interest rate for the misappropriation of any Loan proceeds shall be the interest rate stipulated in this Agreement increased by 100%.
10.2     Should Party A not repay the Loan principal or pay interest thereon in full as scheduled, it shall assume the costs Party B and Party C have incurred in connection with the protection of their creditor rights, including but not limited to, collection fees, litigation costs (or arbitration fees), security fees, advertising fees, implementation fees, legal fees, travel and other related costs.

10.3     Should Party A evade the supervision of Party C, delay in the payment of any Loan principal or interest, default in repayment of its indebtedness, or engage in such other similar activities, Party B and Party C shall have the right to report such conduct to the relevant authorities, and make public announcements to the news media.

Article 11	Dispute Resolution
Under this Agreement, disputes shall be submitted to the court in the jurisdiction of Party C’s domicile. During the dispute, the Parties shall continue to fulfill the provisions not under dispute.

Article 12	Other Provisions
12.1     Under this Agreement, the Loan Certificate and relevant documents and information confirmed by the three Parties are integral parts to this Agreement.
12.2     This Agreement shall take effect upon the signature of all Parties concerned. Signature, where the Party concerned is a privately owned business refers to the signature of the said privately owned business (with its official seal affixed). Where the Party concerned is a legal person or another organization, signature refers to the signature (or seal) of its legal representative (person-in-charge) or authorized representative together with the affixing of the official seal (Party C may also affix its official seal).
12.3     This Agreement shall be executed in four counterparts, with the three Parties and the guarantor each holding one copy.

Party A and Party B have each read the above terms. Party C has provided the corresponding explanation in accordance with the requests made by Party A and Party B. Party A and Party B hold no objections to the entire content of this Agreement.

Party A (Official seal)	Party B (Official seal)

/Sealed/	/Sealed/

Legal representative (Person-in-charge) or authorized representative (Signature or affix seal)	Legal representative (Person-in-charge) or authorized representative (Signature or affix seal)

/s/ Lin Jincheng	/s/ Mo Tianquan

Dated: November 5, 2009	Dated: November 5, 2009

Party C (Seal of the entity) Person-in-charge or authorized representative (Signature or affix seal)

/Sealed/

Dated: 5 November 2009